Exhibit 99.1

For Release February 3, 2010	Contact:
4:01 pm	Richard F. Latour President and CEO Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FOURTH QUARTER AND YEAR END 2009 RESULTS
Woburn, MA — February 3, 2010 — MicroFinancial Incorporated (Nasdaq-MFI), a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, today announced financial results for the fourth quarter and the year ended December 31, 2009.
2009 Highlights Include:
•	Increased finance lease originations by 11.3% or $7.8 million as compared to 2008 bringing the total 2009 lease originations to $76.9 million;

•	Increased revenues on financed leases by 27.4% or $6.3 million and total revenues 16.8% or $6.6 million as compared to 2008;

•	Increased total cash received from customers by 28.1% or $16.7 million as compared to 2008 bringing our total cash received to $76 million representing $5.33 per diluted share;

•	Increased unearned income by 13.0% from $49.4 million in 2008 to $55.8 million;

•	Increased total assets by 21.2% from $104.9 million in 2008 to $127.1 million;

•	Increased the size of our revolving credit facility to $85 million with 5 banks; and

•	Paid cash dividends of $2.8 million or $0.20 per share.
Fourth Quarter 2009 Results
Net income for the fourth quarter of 2009 was $1.3 million or $0.09 per diluted share based upon 14,320,617 shares, compared to net income of $0.9 million, or $0.07 per diluted share based upon 14,195,748 shares for the same period last year.
Revenue in the fourth quarter of 2009 was $12.2 million compared to $10.5 million in the fourth quarter of 2008 as expected declines in rental income and service contracts during the quarter were more than offset by growth in the leasing revenues associated with our new lease originations. Revenue from leases was $7.9 million, up $1.4 million from the same period last year and rental income was $2.1 million, down $0.2 million from December 31, 2008. Other revenue components contributed $2.2 million for the current quarter, up $0.5 million from the same period last year.

Total operating expenses for the current quarter increased 14.9% to $10.4 million from $9.1 million in the fourth quarter of 2008. Included in the fourth quarter increase of operating expenses was an increase of $1.0 million in the provision for credit losses as compared to the same period last year bringing the quarterly provision to $6.2 million. This increase was due primarily to increased delinquencies and higher charge off levels. Fourth quarter net charge-offs increased to $6.2 million from $3.8 million in the comparable period of 2008. Interest expense increased to $0.8 million for the quarter due to higher average outstanding debt balances and an increase in the interest rate on our revolving line of credit. These increases were slightly offset by a 12.0% or $0.4 million decrease in selling, general and administrative expenses. These decreases were primarily due to decreases in recruiting, legal, marketing and collection related expenses.
Cash received from customers in the fourth quarter was $20.6 million compared to $16.1 million during the same period in 2008. New originations in the quarter increased 10.2% to $19.5 million for the fourth quarter 2009, compared to $17.7 million in the fourth quarter 2008.
Full Year 2009 Results
For the year ended December 31, 2009, net income was $4.1 million versus net income of $6.0 million for the same period last year. Net income per diluted share for the year was $0.29 based on 14,261,644 shares versus $0.42 based on 14,204,105 shares for 2008.
Revenues for the year ended December 31, 2009 increased 16.8% to $46.2 million compared to $39.5 million during 2008. Revenue from leases was $29.4 million, up $6.3 million from the previous year and rental income was $8.6 million, down $1.2 million from 2008. Other revenue components contributed $8.2 million, up $1.6 million from the previous year. New contract originations for the year ended December 31, 2009 were $76.9 million versus $69.0 million during 2008.
Total operating expenses for the year ended December 31, 2009 increased 31.1% to $39.8 million versus $30.4 million for 2008. Included in these operating expenses were increases of $0.3 million in selling, general and administrative expenses which increased to $13.4 million, and an increase of $1.7 million in interest expense, which increased to $2.8 million. In addition, the provision for credit losses increased $6.7 million to $22.0 million compared to the prior year. Year to date net charge-offs increased to $19.9 million as compared to $9.3 million for 2008.
Headcount at December 31, 2009 was 111, up from 103 at the end of 2008. Cash from customers was $76.0 million during 2009 as compared to $59.3 million for the prior year.
Richard Latour, President and Chief Executive Officer said, “I am pleased with our financial performance in 2009 given the challenges faced by all financial services companies. We were able to deliver solid results in one of the most difficult economic environments we have seen. Throughout the year, the Company continued to focus on improvements to credit quality, marketing initiatives to drive new customer relationships, and stringent cost containment measures. Despite the challenging economy, we added over 1,400 new vendors bringing the total vendor count to approximately 4,800, and processed over 54,400 lease applications. We were once again able to provide our shareholders with cash dividends of $0.20 per share in 2009 and were able to increase our originations to over $76 million while continuing to maintain a very conservative leverage ratio.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$391	$5,047
Restricted cash	834	528
Net investment in leases:
Receivables due in installments	175,615	142,881
Estimated residual value	19,014	15,257
Initial direct costs	1,509	1,211
Less:
Advance lease payments and deposits	(2,411)	(982)
Unearned income	(55,821)	(49,384)
Allowance for credit losses	(13,856)	(11,722)

Net investment in leases	124,050	97,261
Investment in service contracts, net	—	32
Investment in rental contracts, net	379	240
Property and equipment, net	699	759
Other assets	744	983

Total assets	$127,097	$104,850

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	December 31,
	2009	2008

Revolving line of credit	$51,906	$33,325
Capital lease obligation	93	125
Accounts payable	2,011	1,648
Dividends payable	—	702
Other liabilities	1,250	1,308
Income taxes payable	209	8
Deferred income taxes	4,863	3,396

Total liabilities	60,332	40,512

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued at December 31, 2009 and December 31, 2008	—	—
Common stock, $.01 par value; 25,000,000 shares authorized; 14,174,326 and 14,038,257 shares issued at December 31, 2009 and December 31, 2008, respectively	142	140
Additional paid-in capital	46,197	45,774
Retained earnings	20,426	18,424

Total stockholders’ equity	66,765	64,338

Total liabilities and stockholders’ equity	$127,097	$104,850

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Income on financing leases	$7,893	$6,529	$29,415	$23,095
Rental income	2,113	2,263	8,584	9,829
Income on service contracts	150	205	676	925
Loss and damage waiver fees	1,084	931	4,136	3,236
Service fees and other	969	587	3,340	2,300
Interest income	0	30	14	140

Total revenues	12,209	10,545	46,165	39,525

Expenses:
Selling, general and administrative	2,958	3,363	13,371	13,060
Provision for credit losses	6,156	5,114	22,039	15,313
Depreciation and amortization	470	271	1,628	976
Interest	841	324	2,769	1,020

Total expenses	10,425	9,072	39,807	30,369

Income before provision for income taxes	1,784	1,473	6,358	9,156
Provision for income taxes	470	535	2,231	3,206

Net income	$1,314	$938	$4,127	$5,950

Net income per common share:
Basic	$0.09	$0.07	$0.29	$0.42

Diluted	$0.09	$0.07	$0.29	$0.42

Weighted-average shares:
Basic	14,174,326	14,029,127	14,147,436	14,002,045

Diluted	14,320,617	14,195,748	14,261,644	14,204,105

About The Company
MicroFinancial Inc. (Nasdaq-MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.